Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Feutune Light Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees previously paid	equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, one of one redeemable warrant and one right (2)	Rule 457(a)	9,775,000	$10.00	$97,750,000	$0.0000927	$9061.43
	equity	Shares of Class A common stock included as part of the units(3)	Rule 457(g)	9,775,000	—	—	—	—
	other	Redeemable warrants included as part of the units(3)	Rule 457(g)	9,775,000	—	—	—	—
	other	Rights included as part of Units(3)	Rule 457(g)	9,775,000	—	—	—	—
Fees To Be Paid	equity	Shares of Class A common stock underlying Rights	Other	977,500	$10.00	$9,775,000	$0.0000927	$906.15

Fees Previously Paid	equity	Representative Shares of Class A common stock	Rule 457(a)	60,000	$10.00	$600,000	$0.0000927	$55.62

	Total Offering Amounts					$108,125,000		$10,023.2005	(4)
	Total Fees Previously Paid							9117.05
	Total Fee Offsets							0
	Net Fee Due							$906.15

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 9,775,000 units including 8,500,000 units to be issued in the offering and up to 1,275,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one shares of Class A common stock, one redeemable warrant and one right, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.